CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-1A of Anchor Tactical Credit Strategies Fund (the "Fund"), a series of shares of beneficial interest in Northern Lights Fund Trust IV, and to the use of our opinion dated August 12, 2015 on the Fund’s statement of assets and liabilities as of August 7, 2015 and the related statement of operations for the period then ended. Such financial statements appear in the Fund’s Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

August 12, 2015